Exhibit 2.1

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY AND ANY SECURITY ISSUED ON EXERCISE HEREOF MUST NOT TRADE THE SECURITY BEFORE MARCH 23, 2020.

THIS WARRANT CERTIFICATE IS VOID IF NOT EXERCISED ON OR BEFORE
5:00 P.M. (VANCOUVER TIME) ON NOVEMBER 22, 2021.

WARRANT CERTIFICATE

PARCELPAL TECHNOLOGY INC.

(Incorporated under the laws of the Province of British Columbia)

WARRANT CERTIFICATE NO. «CERT_NO»	«NUMBER» WARRANTS entitling the Warrantholder to acquire, subject to adjustment, one Common Share for each Warrant represented hereby.

THIS IS TO CERTIFY THAT

«NAME»

«ADDRESS»

(hereinafter referred to as the “Warrantholder”) is entitled to acquire for each Warrant represented hereby, in the manner and subject to the restrictions and adjustments set forth herein, at any time and from time to time until 5:00 p.m. (Vancouver time) (the “Expiry Time”) on November 22, 2021, one fully paid and non-assessable common share (“Common Share”) in the capital of ParcelPal Technology Inc. (the “Company”).

This Warrant may only be exercised at the principal office of the Company at ParcelPal Technology Inc. c/o Northwest Law Group 704-595 Howe Street, Vancouver, BC V6C 2T5. This Warrant is issued subject to the terms and conditions appended hereto as Schedule “A”.

(See terms and conditions attached hereto)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

DATED for reference November 22, 2019.

PARCELPAL TECHNOLOGY INC.

Per:
Authorized Signing Officer

SCHEDULE “A”

TERMS AND CONDITIONS FOR WARRANT

Terms and Conditions attached to the Warrant issued by ParcelPal Technology Inc. and dated for reference November 22, 2019.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In these Terms and Conditions:

(a)	“Common Shares” means the common shares in the capital of the Company to be issued pursuant to the exercise of Warrants;

(b)	“Company” means ParcelPal Technology Inc. unless and until a successor corporation shall have become such in the manner prescribed in Article 6, and thereafter “Company” shall mean such successor corporation;

(c)	“Company’s Auditors” means an independent firm of accountants duly appointed as auditors of the Company;

(d)	“Exchange” means the Canadian Securities Exchange or such other stock exchange on which the Company’s Common Shares are listed and posted for trading;

(e)	“Exercise Price” means the price of $0.15 per share;

(f)	“Expiry Time” means 5:00 p.m. (Vancouver time) on November 22, 2021, subject to the right of the Company to accelerate the Expiry Time as described in this Agreement;

(g)	“herein”, “hereby” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Article” and “Section” followed by a number refer to the specified Article or Section of these Terms and Conditions;

(h)	“Issue Date” means the issue date of the Warrant shown on the face page of the Warrant Certificate;

(i)	“person” means an individual, corporation, partnership, trustee or any unincorporated organization and words importing persons have a similar meaning;

(j)	“Warrant” means the warrants to acquire Common Shares evidenced by the Warrant Certificate; and

(k)	“Warrant Certificate” means the certificate to which these Terms and Conditions are attached.

1.2	Interpretation Not Affected by Headings

a)	The division of these Terms and Conditions into Articles and Sections, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof.

b)	Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.3	Applicable Law

The terms hereof and of the Warrant shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2

ISSUE OF WARRANT

2.1	Issue of Warrants

That number of Warrants set out on the Warrant Certificate are hereby created and authorized to be issued.

2.2	Additional Warrants

Subject to any other written agreement between the Company and the Warrantholder, the Company may at any time and from time to time undertake further equity or debt financing and may issue additional Common Shares, warrants or grant options or similar rights to purchase Common Shares to any person.

2.3	Issue in Substitution for Lost Warrants

If the Warrant Certificate becomes mutilated, lost, destroyed or stolen:

(a)	the Company shall issue and deliver a new Warrant Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Warrant Certificate;

(b)	the Warrantholder shall bear the cost of the issue of a new Warrant Certificate hereunder and shall pay the reasonable charges of the Company in connection therewith; and

(c)	in the case of the loss, destruction or theft of the Warrant Certificate, the Warrantholder shall furnish to the Company such evidence of loss, destruction, or theft as shall be satisfactory to the Company in the Company’s discretion, and the Company may also require the Warrantholder to furnish the Company with an indemnity in an amount and form satisfactory to the Company in the Company’s discretion.

2.4	Warrantholder Not a Shareholder

The Warrant shall not constitute the Warrantholder a shareholder of the Company, nor entitle it to any right or interest in respect thereof except as may be expressly provided in the Warrant.

ARTICLE 3

EXERCISE OF THE WARRANT

3.1	Method of Exercise of the Warrant

The right to purchase Common Shares conferred by the Warrant Certificate may be exercised, prior to the Expiry Time, by the Warrantholder surrendering it, with a duly completed and executed exercise form substantially in the form attached hereto as Schedule “B” and cash or a certified cheque or wire transfer payable to or to the order of the Company, for the aggregate Exercise Price applicable at the time of surrender in respect of the Common Shares subscribed for, in lawful money of Canada, to the Company. The Warrants represented by the Warrant Certificate may only be exercised by the Warrantholder or the Warrantholder’s executors, administrators or other legal representatives or an attorney of the Warrantholder duly appointed by an instrument in writing. In the event of an exercise of the Warrants by a Warrantholder’s executors, administrators or other legal representatives or a duly appointed attorney of the Warrantholder, the Company may, at its discretion, require such person to provide evidence, satisfactory to the Company, of such authority.

3.2	Effect of Exercise of the Warrant

Upon surrender of the Warrant Certificate and the exercise form, and payment of the Exercise Price, as set forth in Section 3.1, the Company shall forthwith cause: (i) the Common Shares so subscribed for to be issued as fully paid and non-assessable shares; (ii) a certificate representing the Common Shares so subscribed for to be issued in the name of the Warrantholder as set forth in the Exercise Form; and (iii) the necessary particulars with respect thereto to be entered in the registers of the Company. If the Common Shares are to be issued to any person other than the Warrantholder at a time when there are restrictions on resale under applicable securities laws on the Warrants or such Common Shares, the Company may require the Warrantholder to provide evidence, satisfactory to the Company that the issuance of the Common Shares to such other person is permitted under applicable securities laws, which evidence may include an opinion of legal counsel of recognized standing reasonably satisfactory to the Company, to be provided at the cost of the Warrantholder.

3.3	Subscription for Less than Entitlement

The Warrantholder may subscribe for and purchase a number of Common Shares less than the number that the Warrantholder is entitled to purchase pursuant to the surrendered Warrant Certificate. In the event of any purchase of a number of Common Shares less than the maximum number of Common Shares that can be purchased pursuant to the Warrant Certificate, the Warrantholder shall be entitled to the return of the Warrant Certificate with a notation on the Grid attached hereto as Schedule “C” showing the remaining balance of the Common Shares that the Warrantholder is entitled to purchase pursuant to the Warrant Certificate.

3.4	Expiration of the Warrant

After the Expiry Time all rights hereunder shall wholly cease and terminate and the Warrants shall be void and of no effect.

3.5	Hold Periods and Legending of Share Certificate

If any of the Warrants are exercised prior to March 23, 2020 the certificates representing the Common Shares to be issued pursuant to such exercise shall bear the following legend:

“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before March 23, 2020.”

3.6	Acceleration of Expiry Date of Warrant

The Company shall have the right to accelerate the Expiry Time of the Warrant (the “Acceleration Right”) provided that he average closing price must have been equal to or greater than $0.30 (subject to adjustment for forward or reverse stock splits, recapitalizations, stock dividends or other changes to the Company’s corporate or capital structure) for 5 consecutive Trading Days (the “5 Day Period”) prior to the date that the Company exercises the Acceleration Right.

To exercise the Acceleration Right, the Company shall issue a news release announcing that it as elected to exercise the Acceleration Right within five (5) business days after the 5 Day Period (the “Acceleration Notice”). If the Company exercises the Acceleration Right, the holder shall exercise such Warrant on or before 5:00 PM Vancouver time on the day that is 30 days after the issuance of the Acceleration Notice.

ARTICLE 4.

ADJUSTMENTS

4.1	Adjustments

The number of Common Shares purchasable upon the exercise of each Warrant and the Exercise Price payable therefor shall be subject to adjustment as follows:

(a)	If the Company:

(i)	pays a dividend in Common Shares or makes a distribution in Common Shares;

(ii)	subdivides its outstanding Common Shares;

(iii)	combines its outstanding Common Shares into a smaller number of Common Shares; or

(iv)	issues, by reclassification of its Common Shares, other securities of the Company (including any such reclassification in connection with a consolidation, merger, amalgamation or other combination in which the Company is the surviving corporation);

the number of Common Shares (or other securities) purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Warrantholder shall be entitled to receive the kind and number of Common Shares or other securities of the Company which it would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this subsection (a) shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

(b)	If the Company issues rights, options or warrants to all or substantially all holders of its outstanding Common Shares, without any charge to such holders, entitling them (for a period within forty-five (45) days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share which is lower than either of: (i) ninety-five percent (95%) of the current market price at the record date mentioned below; or (ii) the then current market price per Common Share (as determined in accordance with subsection (d)), the number of Common Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Common Shares theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Common Shares offered for subscription or purchase, and of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of Common Shares so offered would purchase at the current market price per Common Share at such record date. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(c)	If the Company distributes to all or substantially all holders of its Common Shares evidences of its indebtedness or assets (excluding cash dividends or distributions payable out of consolidated earnings or earned surplus and dividends or distributions referred to in subsection (a) or in subsection (d) or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase Common Shares (excluding those referred to in subsection (b))), then in each case the number of Common Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Common Shares theretofore purchasable upon the exercise of each Warrant by a fraction, of which the numerator shall be the then current market price per Common Share (as determined in accordance with subsection (d)) on the date of such distribution, and of which the denominator shall be the then current market price per Common Share less the then fair value (as determined by the board of directors of the Company, acting reasonably) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one Common Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

In the event of the distribution by the Company to all or substantially all of the holders of its Common Shares of shares of a subsidiary or securities convertible or exercisable for such shares, then in lieu of an adjustment in the number of Common Shares purchasable upon the exercise of each Warrant, the Warrantholder of each Warrant, upon the exercise thereof, shall receive from the Company, such subsidiary or both, as the Company shall reasonably determine, the shares or other securities to which such Warrantholder would have been entitled if such Warrantholder had exercised such Warrant immediately prior thereto, all subject to further adjustment as provided in this section 4.1 provided, however, that no adjustment in respect of dividends or interest on such shares or other securities shall be made during the term of a Warrant or upon the exercise of a Warrant.

(d)	For the purpose of any computation under subsections (b) and (c) of this section 4.1, the current market price per Common Share at any date shall be the weighted average price per Common Share for twenty-five (25) consecutive trading days, commencing not more than forty-five (45) trading days before such date on the stock exchange on which the Common Shares are then traded; provided if the Common Shares are then traded on more than one stock exchange, then on the stock exchange on which the largest volume of Common Shares were traded during such twenty-five (25) consecutive trading day period. The weighted average price per Common Share shall be determined by dividing the aggregate sale price of all Common Shares sold on such exchange or market, as the case may be, during the said twenty-five (25) consecutive trading days by the total number of shares so sold. For purposes of this subsection (d), “trading day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business. Should the Common Shares not be listed on any stock exchange the current market price per Common Share at any date shall be determined by the board of directors of the Company, acting reasonably.

(e)	In any case in which this Article 4 shall require that any adjustment in the Exercise Price be made effective immediately after a record date for a specified event, the Company may elect to defer until the occurrence of the event the issuance, to the Warrantholder of any Warrant exercised after that record date, of the Common Shares and other shares of the Company, if any, issuable upon the exercise of the Warrant over and above the Common Shares and other shares of the Company; provided, however, that the Company shall deliver to the Warrantholder an appropriate instrument evidencing the Warrantholder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(f)	No adjustment in the number of Common Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Common Shares purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this subsection (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-hundredth (1/100) of a share.

(g)	Wherever the number of Common Shares purchasable upon the exercise of each Warrant is adjusted, as herein provided, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Common Shares purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Common Shares purchasable immediately thereafter.

(h)	No adjustment in the number of Common Shares purchasable upon the exercise of each Warrant need be made under subsections (b) and (c) if, the Company issues or distributes to the Warrantholder the rights, options, warrants, or convertible or exchangeable securities, or evidences of indebtedness or assets referred to in those subsections which the Warrantholder would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto.

(i)	If, at any time, as a result of an adjustment made pursuant to subsection (a), the Warrantholder becomes entitled to purchase any securities of the Company other than Common Shares, thereafter the number of such other securities so purchasable upon exercise of each Warrant and the Exercise Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in subsections (a) through (h), inclusive, and the provisions of sections 4.2 through 4.4, inclusive, with respect to the Common Shares, shall apply on like terms to any such other securities.

(j)	Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Exercise Price and the number of Common Shares purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be), provided that no such readjustment shall have the effect of increasing the Exercise Price or decreasing the number of Common Shares purchasable upon the exercise of each Warrant by an amount in excess of the amount of the adjustment initially made with respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

4.2	Voluntary Adjustment by the Company

Subject to requisite Exchange approval, the Company may, at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Company.

4.3	Notice of Adjustment

Whenever the number of Common Shares purchasable upon the exercise of each Warrant or the Exercise Price of such Common Shares is adjusted, as herein provided, the Company shall promptly send to the Warrantholder by first class mail, postage prepaid, notice of such adjustment or adjustments.

4.4	No Adjustment for Dividends

Except as provided in section 4.1 of this Article 4, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

4.5	Preservation of Purchase Rights Upon Merger, Consolidation, etc.

In connection with any consolidation of the Company with, or amalgamation or merger of the Company with or into, another corporation (including, without limitation, pursuant to a “takeover bid”, “tender offer” or other acquisition of all or substantially all of the outstanding Common Shares) or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Warrantholder an agreement that to the effect that the Warrantholder shall have the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property which it would have owned or have been entitled to receive after the happening of such consolidation, amalgamation, merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action, and the Warrantholder shall be bound to accept such shares and other securities and property in lieu of the Common Shares to which it was previously entitled; provided, however, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term of a Warrant or upon the exercise of a Warrant. Any such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Schedule “A”. The provisions of this Article 4 shall similarly apply to successive consolidations, mergers, amalgamation, sales, transfers or leases.

4.6	Determination of Adjustments

If any questions shall at any time arise with respect to any adjustments to be made pursuant to this 0, such question shall be conclusively determined by the Company’s Auditors, or, if they decline to so act, any other firm of chartered professional accountants, in Vancouver, British Columbia, that the Company may designate and which other firm shall be provided with access to all appropriate records and such determination shall be binding upon the Company and the Warrantholder.

ARTICLE 4

COVENANTS BY THE COMPANY

5.1	Reservation of Common Shares

The Company will reserve and there will remain unissued out of its authorized capital a sufficient number of Common Shares to satisfy the rights of acquisition provided for in the Warrant Certificate.

ARTICLE 5

MERGER AND SUCCESSORS

6.1	Company May Consolidate, etc. on Certain Terms

Nothing herein contained shall prevent any consolidation, amalgamation or merger of the Company with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and estates of the Company as an entirety to any corporation lawfully entitled to acquire and operate same, provided, however, that the corporation formed by such consolidation, amalgamation or merger or which acquires by conveyance or transfer all or substantially all the properties and estates of the Company as an entirety shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company.

6.2	Successor Company Substituted

If the Company shall be consolidated, amalgamated or merged with or into any other corporation or corporations or shall convey or transfer all or substantially all of its properties and estates as an entirety to any other corporation, the successor corporation formed by such consolidation or amalgamation, or into which the Company shall have been consolidated, amalgamated or merged or which shall have received a conveyance or transfer as aforesaid, shall succeed to and be substituted for the Company hereunder and such changes in phraseology and form (but not in substance) may be made in the Warrant Certificate and herein as may be appropriate in view of such amalgamation, merger or transfer.

ARTICLE 6

AMENDMENTS

7.1	Amendment, etc.

This Warrant Certificate may only be amended by a written instrument signed by the parties hereto.

ARTICLE 7

MISCELLANEOUS

7.1	Time

Time is of the essence of the terms of this Warrant Certificate.

7.2	Notice

Any notice given under or pursuant to this Warrant Certificate will be given in writing and must be delivered, or mailed by prepaid post, and addressed to the party to which notice is to be given at the address of the party set out on page one, or at another address designated by the party in writing. If notice is delivered, it will be deemed to have been given at the time of delivery. If notice is mailed, it will be deemed to have been received on the tenth business day after mailing.

7.3	Transfer of Warrants

The Warrants are transferable.

SCHEDULE “B”

EXERCISE FORM

TO: PARCELPAL TECHNOLOGY INC.

Terms which are not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant Certificate No. «CERT_NO» held by the undersigned and issued by ParcelPal Technology Inc. (the “Company”).

The undersigned hereby exercises the right to acquire                                         Common Shares of the Company in accordance with and subject to the provisions of such Warrant Certificate and herewith makes payment of the purchase price in full for the said number of Common Shares.

The Common Shares are to be issued as follows:

Name:

Address in full:

Social Insurance Number:

DATED this          day of                                  , 20 .

Signature Guaranteed	(Signature of Warrantholder)

Print full name

Print full address

Instructions:

1.	The registered Warrantholder may exercise its right to receive Common Shares by completing this form and surrendering this form and the Warrant Certificate representing the Warrants being exercised to the Company.

2.	If the Exercise Form indicates that Common Shares are to be issued to a person or persons other than the registered Warrantholder of the Warrant Certificate, the signature of such Warrantholder of the Exercise Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

3.	If the Exercise Form is signed by a trustee, exercise, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a judiciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Company.

SCHEDULE “C”

WARRANT EXERCISE GRID

WARRANT CERTIFICATE NO. «CERT_NO»

Common Shares Issued	Common Shares Available	Initials of Authorized Officer